October 4, 2007

PERSONAL AND CONFIDENTIAL

The Board of Directors

American Mold Guard, Inc.

30270 Rancho Viejo Road, Suite E

San Juan Capistrano, California 92675

Gentlemen:

I hereby resign effective immediately as a director of American Mold Guard, Inc. and each of its affiliates and subsidiaries. I agree that I will not represent myself as being a director of any of the foregoing for any purpose.

Sincerely,

/s/ Thomas Blakeley

Thomas Blakeley